Exhibit 10.4
TRW AUTOMOTIVE INC.
DIRECTOR
CASH INCENTIVE AWARD AGREEMENT
     This Cash Incentive Award Agreement (this “Agreement”), is entered into and made effective as of February 26, 2009 (the “Effective Date”), by and between TRW Automotive Inc., a Delaware corporation (the “Company”), and _________ (the “Director”). This Award is granted by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
     Section 1. Definitions.
          (a) “Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
          (b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.
          (c) “Award” shall mean the cash incentive award granted pursuant to this Agreement and calculated pursuant to Section 2(b).
          (d) “Change in Control” shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than Automotive Investors L.L.C. (“AI”) or any of its Affiliates, (B) any person or group, other than AI or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or the Company, including by way of merger, consolidation or otherwise and AI or any of its Affiliates cease to control the Board of Directors of Holdings (the “Holdings Board”) or the Board of Directors of the Company, (C) any “person” or “group” (as defined above) other than AI or its Affiliates acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of such person or group) ownership of stock of Holdings or the Company possessing 30 percent or more of the total voting power of the stock of Holdings or the Company, as applicable, or (D) a majority of the members of the Holdings Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holdings Board, as it was constituted at the beginning of such 12-month period.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
          (f) “Fair Market Value” of a Share on a given date shall mean the closing price of a Share as reported on the NYSE composite tape on such date, or, if there is no such reported sale price of a Share on the NYSE composite tape on such date, then the closing price of a Share as reported on the NYSE composite tape on the last previous day on which sale price was reported on the NYSE composite tape. If at any time the Shares are no longer listed or traded on the NYSE, the Fair Market Value of a Share shall be calculated in such manner as may be determined by the Committee in its good faith judgment from time to time.
          (g) “Holdings” shall mean TRW Automotive Holdings Corp., a Delaware corporation.
          (h) “NYSE” shall mean the New York Stock Exchange.
          (i) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.
          (j) “Share Price” shall mean the average Fair Market Value of a Share during the portion of the month of February immediately preceding the first anniversary of the Effective Date.
          (k) “Shares” shall mean shares of the common stock, par value $0.01 per share, of Holdings.
          (l) “Subsidiary” shall mean a subsidiary corporation, as defined in Section 424(f) of the Code.
          (m) “Target Value” shall mean the initial value of the Award, as set forth in Section 2(a).
          (n) “Target Value Adjustment” shall mean the percentage by which the Target Value is increased or decreased under Section 2(b), based on the applicable Share Price pursuant to the table attached hereto as Exhibit A, provided that the percentage to be used for such adjustment shall be the nearest tenth of a percentage determined pursuant to Exhibit A.
     Section 2. Grant of Cash Incentive Award. The Company hereby grants to the Director an Award subject to the terms and conditions stated in this Agreement. The amount of the Award shall be equal to the Target Value determined under Section 2(a) as adjusted pursuant to Section 2(b).
          (a) Target Value. The Target Value of the Award is $___, which is subject to the terms and conditions stated in this Agreement.
          (b) Adjustment to the Amount of the Target Value. The Target Value of the Award shall be increased or decreased, as applicable, on the first anniversary of the Effective Date by multiplying the Target Value by the Target Value Adjustment percentage as determined under Exhibit A with reference to the calculated Share Price as of that date.

     Section 3. Payment of the Awards. Subject to the vesting requirements of Section 4 and Section 5, the Award amount determined under Section 2(b) shall be payable to the Director in cash as soon as administratively practicable on or after the first anniversary of the Effective Date, but in no event later than 90 days thereafter.
     Section 4. Service-Vesting Requirement. Except as otherwise provided in Section 5, the Award determined in accordance with Section 2(b) shall become vested on the first anniversary of the Effective Date, provided the Director remains continuously on the Board of Directors of the Company or Holdings through that date. Once this vesting requirement has been satisfied, the Award shall thereafter be payable in accordance with Section 3.
     Section 5. Vesting Upon Certain Events.
          (a) Death. In the event of the Director’s death prior to satisfying the vesting requirements under Section 4, a pro rata portion of the Award (determined by multiplying the amount of the Award, without any adjustment under Section 2(b), by a fraction, the numerator of which is the number of completed calendar months from the Effective Date to the date of death and the denominator of which is 12) is immediately vested and shall be paid as soon as administratively practicable following the date of death, but in no event later than 90 days thereafter.
          (b) Change in Control. In the event the Director’s service with the Company is involuntarily terminated following or in connection with a Change in Control prior to the satisfaction of the vesting requirements of Section 4, the Award, without regard to any adjustment under Section 2(b), shall be immediately 100 percent vested and shall be paid as soon as administratively practicable following the date of termination of service following or in connection with the Change in Control event, but in no event later than 90 days thereafter.
          (c) Termination of Service. In the event of the Director’s termination of service on the Board of Directors of the Company or Holdings for any reason other than an event specified above, prior to satisfying the vesting requirements of Section 4 or 5, the Award is immediately forfeited in its entirety and shall not be payable.
          (d) Rules of Construction. In the event that more than one event occurs under this Section 5, the first event to occur shall be controlling and shall determine the timing and amount of the Award payable. Under no circumstances shall any provision of this Agreement be construed so as to require payment to the Director in excess of the Award amount calculated under Section 2(b).
     Section 6. Miscellaneous.
          (a) Binding Agreement. This Agreement is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.
          (b) Entire Agreement. This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter.

          (c) Amendment of this Agreement. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the parties hereto.
          (d) Restrictions on Transfer. The Award may not be sold, assigned, transferred, encumbered, hypothecated or pledged in any manner (whether by operation of law or otherwise) other than by will or applicable laws of decent and distribution.
          (e) No Right to Continued Service. The Director’s right, if any, to continue to serve the Company or Holdings as a director will not be enlarged or otherwise affected by this Agreement.
          (f) Changes in Capitalization. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, or any distribution to stockholders other than a normal cash dividend the Committee shall make an appropriate adjustment to the Share Price as may be determined in the sole but reasonable discretion of the Committee, and such adjustments shall be final, conclusive and binding for all purposes.
          (g) Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.
          (h) Waiver. Any party’s failure to insist on compliance with or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.
          (i) Rules of Construction. The headings given to the Sections of this Agreement are solely as a convenience to facilitate reference, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law shall be construed to include any amendment thereto or refer to any successor thereof .
          (j) Section 409A. To the extent required by law, this Agreement and the grant of the Award hereunder are intended to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement and the Award shall be administered and interpreted in a manner that is consistent with such intention. Notwithstanding the terms of Sections 3 and 5, to the extent that payment to the Director is required to be delayed by six months pursuant to Section 409A, such payment shall be made as soon as administratively practicable following the first day of the seventh month following the Director’s Termination of Employment, but in no event later than 90 days thereafter.
          (k) Rabbi Trust. In the event of a delay in payment upon a Change in Control beyond the date of completion of such Change in Control, amounts payable under Section 5(b) shall be contributed by the Company to a grantor trust established by the Company with an independent trustee immediately prior to the completion of the Change in Control giving rise to Director’s entitlement to such amounts. The costs and fees associated with establishing and maintaining such grantor trust shall be borne by the Company. The amounts held in trust shall be invested in a stable value fund or other similar investment vehicle, which seeks to preserve principal while earning interest income. The investment vehicle shall be selected by an independent investment manager appointed by the Company. The interest income realized shall be included in and paid to Executive as and when Executive’s payment under this Section is made.
          (l) Governing Law. This Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.
          (m) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

TRW AUTOMOTIVE INC.

By:

Name:
Title:

DIRECTOR

EXHIBIT A
No payout if Share Price is less than $1.00

Share Price	Target Value Adjustment*
Share Price less than $1.00	0.0%

Share Price less than Share Price on Effective Date, but at least $1.00	50.0%

Share Price equals Share Price on Effective Date [$2.50]	100.0%

[$5.00]	125.0%

[$12.50] or greater	250.0%

*	If the Share Price is between price levels set forth above, the Company shall use linear extrapolation to determine the resultant Target Value Adjustment.